Exhibit 99.1

    EPL Announces Record High Revenue and Discretionary Cash Flow
                      for the First Quarter 2004

    NEW ORLEANS--(BUSINESS WIRE)--May 6, 2004--Energy Partners, Ltd. ("EPL") (NYSE:EPL) today announced its results for the first quarter of 2004. Revenues for the first quarter of 2004 were $63.5 million, a record high for the Company, up 11% from $57.2 million in the same quarter last year. Net income available to common stockholders for the quarter was $6.5 million, or $0.20 per diluted share, compared to $13.3 million, or $0.44 per diluted share, in the first quarter of 2003. Net income for the first quarter of 2004 was reduced by a $6.9 million pre-tax ($4.5 million after-tax) impairment charge related to an exploratory well at East Cameron 378 which was included in exploration expense. Excluding the impact of this impairment, net income available to common stockholders would have been $11.0 million, or $0.32 per diluted share. Net income available to common stockholders in the first quarter of 2003 included an after-tax benefit of $2.3 million, or $0.07 per diluted share, related to the cumulative effect of a change in accounting principle as a result of the adoption of Financial Accounting Standard Board Statement 143 ("Accounting for Asset Retirement Obligations"), which was effective January 1, 2003.
    Cash flow from operating activities for the quarter ended March 31, 2004 totaled $20.6 million compared with $24.8 million in the first quarter of 2003. Discretionary cash flow, which is cash flow from operating activities before changes in working capital and exploration expenses, rose to $41.1 million, another record high for EPL, from $37.5 million in the first quarter last year. (See reconciliation of discretionary cash flow schedule in the tables.)
    The Company said that its strong financial performance, excluding the impact of the impairment, was primarily due to ongoing strength in oil and natural gas prices. Cash operating costs per barrel of oil equivalent (Boe) in the first quarter of 2004, consisting of lease operating expense, production taxes, and general and administrative costs, was $10.19 per Boe, compared to $10.06 per Boe in the same quarter of 2003.
    Commenting on the Company's performance, Richard A. Bachmann, EPL's Founder, Chairman, President, and CEO, said, "Operating conditions in the first quarter of 2004 were challenging, particularly with the fog and other weather related downtime that is typical for the first quarter. Nonetheless, our team worked every problem that arose, and with the benefit of high commodity prices, we were able to turn in record results for both revenue and discretionary cash flow."
    Compared to the first quarter of last year, natural gas production in the first quarter of 2004 rose 10% to 77.1 million cubic feet
(Mmcf) per day from 70.0 Mmcf per day in 2003. Oil production declined slightly compared to the first quarter of 2003, totaling 7,989 barrels of oil (Bbls) per day versus 8,012 Bbls per day in the same period a year ago. On a Boe basis, production for the first quarter of 2004 rose 6% to 20,845 Boe per day from 19,680 Boe per day in the first quarter of 2003. The Company said that its current production capability is almost 23,000 Boe per day.
    Realized prices for the quarter, net of hedging, were $31.87 per barrel of oil and $5.73 per thousand cubic feet (Mcf) of natural gas. Last year, first quarter realized prices were $30.24 per barrel of oil and $5.58 per Mcf of natural gas. A complete and regularly updated schedule of hedging positions can be found under "Hedging" in the Investor Relations section of the Company's web site, www.eplweb.com.
    EPL's expenditures for exploration and development in the first quarter 2004 totaled $40.6 million. On March 31, 2004, cash and cash equivalents totaled $95.3 million while long-term debt stood at $150.3 million. The Company's debt to total capitalization ratio was 36% excluding the impact of cash on the balance sheet at quarter-end. The Company has $60 million in unused capacity under its bank credit facility.

    Operational Highlights

    The Company completed drilling three successful wells in the first quarter of 2004: High Island 55L #5, South Pass 27 #98ST, and South Timbalier 180 #A-7. Since the end of March, EPL announced an additional exploratory success, the Eugene Island 277 #A-3, and two successful development wells, the South Pass 11 #192 and the South Timbalier 26 #G-2. EPL also successfully completed three well workovers and recompletions.
    At East Cameron 378, EPL recently deepened the #3 sidetrack well to test the lowest objective, but this deepest objective was found to be non-commercial. The Company plans to complete the well in the previously logged and cased upper zone. EPL plans to recognize a dry hole expense of approximately $1.0 million in the second quarter related to the deepening and recorded an impairment of $6.9 million in the first quarter in connection with the well. EPL is the operator of the well and holds a 33% working interest.
    The Company currently has rig operations underway at three exploratory locations. The exploratory tests currently underway include: West White Lake in Vermilion Parish, Louisiana; South Timbalier 41; and East Cameron 161.
    EPL submitted bids on a total of twelve blocks at the March 2004 Central Gulf Lease Sale and was high bidder on eight blocks. The Minerals Management Service has awarded four of the eight blocks to date, and awards of the remaining four blocks are currently pending.
    Bachmann added, "While we are disappointed that the deepest objective at East Cameron 378 was determined to be non-commercial, we are still expecting initial production from the well by year-end 2004, as planned. So far this year, we have successfully drilled four exploratory wells, and we are currently drilling our first onshore well, West White Lake, in the marshlands of Vermilion Parish. With two more exploratory wells drilling offshore, we are demonstrating the great strides we have made in balancing our drilling program throughout the year. Later this year, we expect to drill prospects on at least four of the blocks where we were high bidder at the recent lease sale. We are well on our way to our target of 30 exploratory wells this year."
    EPL has scheduled a conference call to discuss quarterly and year-end results for today, May 6, at 9:00 AM CST. Management will also discuss guidance for the second quarter and the remainder of 2004. To participate in the EPL conference call, callers in the United States and Canada can dial (877) 612-5303 and international callers can dial (706) 634-0487. The Conference I.D. for callers is 7020997.
    The call will be available for replay beginning two hours after the call is completed through midnight of May 11, 2004. For callers in the United States and Canada, the toll-free number for the replay is
(800) 642-1687. For international callers the number is (706) 645-9291. The Conference I.D. for all callers to access the replay is 7020997.
    Founded in 1998, EPL is an independent oil and natural gas exploration and production company based in New Orleans, Louisiana. The Company's operations are focused in the shallow to moderate depth waters of the Gulf of Mexico Shelf.

    Any statements made in this news release, other than those of historical fact, about an action, event or development, which the Company hopes, believes or anticipates may or will occur in the future, are "forward-looking statements" under U. S. securities laws. Such statements are subject to various assumptions, risks and uncertainties, which are specifically described in our Annual Report on Form 10-K for fiscal year ended December 31, 2003 filed with the Securities and Exchange Commission. Forward-looking statements are not guarantees of future performance or an assurance that the Company's current assumptions and projections are valid. Actual results may differ materially from those projected.


                         ENERGY PARTNERS, LTD.
                 CONSOLIDATED STATEMENTS OF OPERATIONS
              THREE MONTHS ENDED MARCH 31, 2004 AND 2003
                 (In Thousands, except per share data)
                              (Unaudited)


                                                    Three Months Ended
                                                         March 31,
                                                       2004     2003
                                                      -------  -------
Revenues:
  Oil and natural gas                                $63,419  $56,954
  Other                                                   53      283
                                                      -------  -------
                                                      63,472   57,237
                                                      -------  -------

Costs and expenses:
  Lease operating                                      9,774    8,017
  Taxes, other than on earnings                        2,242    2,371
  Exploration expenditures and dry hole costs          9,465    1,307
  Depreciation, depletion and amortization            18,737   17,572
  General and administrative:
    Stock-based compensation                             857      126
    Other general and administrative                   7,316    7,439
                                                      -------  -------
      Total costs and expenses                        48,391   36,832
                                                      -------  -------

Income from operations                                15,081   20,405
                                                      -------  -------

Other income (expense):
  Interest income                                        242       21
  Interest expense                                    (3,574)  (1,821)
                                                      -------  -------
                                                      (3,332)  (1,800)
                                                      -------  -------

Income before income taxes and cumulative
  effect of change in accounting principle            11,749   18,605
  Income taxes                                        (4,303)  (6,691)
                                                      -------  -------

Income before cumulative effect of change
  in accounting principle                              7,446   11,914

Cumulative effect of change in accounting principle,
  net of income taxes of $1,276                            -    2,268
                                                      -------  -------

Net income                                             7,446   14,182

Less dividends earned on preferred stock and
 accretion of discount                                  (929)    (855)
                                                      -------  -------

Net income available to common stockholders          $ 6,517  $13,327
                                                      =======  =======

Earnings per share:
Basic:
 Before cumulative effect of change in accounting
  principle                                          $  0.20  $  0.40
 Cumulative effect of change in accounting principle $     -  $  0.08
                                                      -------  -------
 Basic earnings per share                            $  0.20  $  0.48
                                                      =======  =======

Diluted:
 Before cumulative effect of change in accounting
  principle                                          $  0.20  $  0.37
 Cumulative effect of change in accounting principle $     -  $  0.07
                                                      -------  -------
 Diluted earnings per share                          $  0.20  $  0.44
                                                      =======  =======

Weighted average common shares used in computing
  earnings per share:
    Basic                                             32,428   27,651
    Incremental common shares                          5,279    4,850
                                                      -------  -------
    Diluted                                           37,707   32,501
                                                      =======  =======


                         ENERGY PARTNERS, LTD.
            CONSOLIDATED STATEMENTS OF NET CASH PROVIDED BY
                         OPERATING ACTIVITIES
                            (In Thousands)
                              (Unaudited)

                                                    Three Months Ended
                                                         March 31,
                                                    -------- ---------
                                                      2004      2003
                                                    --------  --------
Cash flows from operating activities:
  Net income                                       $  7,446  $ 14,182
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Cumulative effect of change in accounting
     principle, net of tax                                -    (2,268)
    Depreciation, depletion and amortization         18,737    17,572
    Gain on sale of oil and natural gas assets            -      (207)
    Non-cash compensation                               906       126
    Deferred income taxes                             4,303     6,691
    Exploration expenditures                          7,810       311
    Amortization of deferred financing costs            229        86
    Other                                                53        50
  Changes in operating assets and liabilities:
    Trade accounts receivable                       (14,298)  (20,708)
    Prepaid expenses                                   (407)      703
    Other assets                                         87      (598)
    Accounts payable and accrued expenses            (3,985)    8,996
    Other liabilities                                  (247)     (144)
                                                    --------  --------

Net cash provided by operating activities          $ 20,634  $ 24,792
                                                    ========  ========

Reconciliation of discretionary cash flow:
    Net cash provided by operating activities        20,634    24,792
    Changes in working capital                       18,850    11,751
    Non-cash exploration expenditures                (7,810)     (311)
    Total exploration expenditures                    9,465     1,307
                                                    --------  --------
Discretionary cash flow                            $ 41,139  $ 37,539
                                                    ========  ========

  The table above reconciles discretionary cash flow to net cash provided by operating activities. Discretionary cash flow is defined as cash flow from operations before changes in working capital and exploration expenditures. Discretionary cash flow is widely accepted as a financial indicator of an oil and natural gas company's ability to generate cash which is used to internally fund exploration and development activities, pay dividends and service debt. Discretionary cash flow is presented based on management's belief that this non-GAAP financial measure is useful information to investors because it is widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and natural gas exploration and production industry. Many investors use the published research of these analysts in making their investment decisions. Discretionary cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating activities, as defined by GAAP, or as a measure of liquidity, or an alternative to net income. Investors should be cautioned that discretionary cash flow as reported by us may not be comparable in all instances to discretionary cash flow as reported by other companies.


                         ENERGY PARTNERS, LTD.
        SELECTED PRODUCTION, PRICING AND OPERATIONAL STATISTICS
                              (Unaudited)


                                                    Three Months Ended
                                                         March 31,
                                                    ------------------
                                                      2004      2003
                                                    --------  --------
PRODUCTION AND PRICING
----------------------
Net Production (per day):
   Oil (Bbls)                                         7,989     8,012
   Natural gas (Mcf)                                 77,134    70,007
     Total (Boe)                                     20,845    19,680
Oil and Natural Gas Revenues (in thousands):
   Oil                                             $ 23,171  $ 21,803
   Natural gas                                       40,248    35,151
     Total                                           63,419    56,954
Average Sales Prices (1):
   Oil (per Bbl)                                   $  31.87  $  30.24
   Natural gas (per Mcf)                               5.73      5.58
     Average (per Boe)                                33.43     32.16

OPERATIONAL STATISTICS
----------------------
Average Costs (per Boe):
   Lease operating expense                         $   5.15  $   4.53
   Taxes, other than on earnings                       1.18      1.34
   Depreciation, depletion and amortization            9.88      9.92


(1) Prices are net of hedging transactions which had the following impact:

  - Reduced natural gas price realizations by $0.08 and $0.90 per Mcf for the first quarter of 2004 and 2003, respectively; and

  - Reduced oil price realizations by $1.63 and $2.45 per barrel for the first quarter of 2004 and 2003, respectively.


                         ENERGY PARTNERS, LTD.
                      CONSOLIDATED BALANCE SHEETS
                   (In Thousands, except share data)

                                               March 31,  December 31,
                                                 2004         2003
                                              ----------- ------------
                                              (Unaudited)
ASSETS
------
Current assets:
  Cash and cash equivalents                  $    95,327    $ 104,392
  Trade accounts receivable                       48,710       35,315
  Deferred tax asset                               2,401        2,939
  Prepaid expenses                                 2,513        2,106
                                              -----------    ---------
    Total current assets                         148,951      144,752

Property and equipment, at cost under the
 successful efforts method of accounting
 for oil and natural gas properties              636,584      598,101
Less accumulated depreciation, depletion
 and amortization                               (234,785)    (210,013)
                                              -----------    ---------
    Net property and equipment                   401,799      388,088

Other assets                                       6,488        6,575
Deferred financing costs -- net of
 accumulated amortization                          4,544        4,766
                                              -----------    ---------
                                             $   561,782    $ 544,181
                                              ===========    =========

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
Current liabilities:
  Accounts payable                           $    16,972    $  14,650
  Accrued expenses                                44,375       42,487
  Fair value of commodity derivative
   instruments                                     5,809        3,814
  Current maturities of long-term debt               101           99
                                              -----------    ---------
    Total current liabilities                     67,257       61,050

Long-term debt                                   150,191      150,317
Deferred income taxes                             32,016       29,584
Asset retirement obligation                       40,006       40,577
Other                                              1,613        1,168
                                              -----------    ---------
                                                 291,083      282,696

Stockholders' equity:
  Preferred stock, $1 par value, authorized
   1,700,000 shares; issued and outstanding:
   2004 - 346,443 shares; 2003 - 368,076
   shares. Aggregate liquidation value:
   2004 - $34,644; 2003 - $36,808                 33,053       34,894
  Common stock, par value $0.01 per share.
   Authorized 50,000,000 shares; issued and
   outstanding: 2004 - 32,804,459 shares;
   2003 - 32,241,981 shares                          328          323
  Additional paid-in capital                     233,713      228,511
  Accumulated other comprehensive loss            (3,717)      (2,441)
  Retained earnings                                7,322          198
                                              -----------    ---------
    Total stockholders' equity                   270,699      261,485
  Commitments and contingencies
                                              -----------    ---------
                                             $   561,782    $ 544,181
                                              ===========    =========

    CONTACT: Energy Partners Ltd., New Orleans
             Al Petrie, 504-799-1953
             or
             Charles Meade, 504-799-4814